Exhibit 4.1
FIRST AMENDMENT
TO
LOAN AND SECURITIES PURCHASE AGREEMENT

THIS FIRST AMENDENT TO LOAN AND SECURITIES PURCHASE AGREEMENT (this “First Amendment”) is entered into on this 18th day of April 2011, between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“PESI”); WILLIAM N. LAMPSON, an individual (“Lampson”); and ANNE RETTIG, the duly appointed and acting Personal Representative of the ESTATE OF DIEHL RETTIG, DECEASED, as successor in interest to DIEHL RETTIG, a deceased individual (the “Estate”) (Lampson and the Estate are individually called “Lender” and collectively called the “Lenders”).

W I T N E S S E T H:

WHEREAS, PESI and the Lenders are parties to the Loan and Securities Agreement, dated May 8, 2009 (the “Original Agreement”);

WHEREAS, pursuant to the terms of the Original Agreement, PESI (among other things):

(a)	issued to the Lenders a Promissory Note, dated May 8, 2009, in the original principal amount of $3 million and having a maturity date of May 8, 2011 (the “Note”);

(b)
issued to Lampson a Common Stock Purchase Warrant, dated May 8, 2009, for the purchase of up to 135,000 shares of the common stock of PESI and exercisable until May 8, 2011 (the “Lampson Warrant”); and

(c)	issued to Diehl Rettig a Common Stock Purchase Warrant, dated May 8, 2009, for the purchase of up to 15,000 shares of the common stock of PESI and exercisable until May 8, 2011 (the “Rettig Warrant”);

WHEREAS, the Estate is the successor to all of the right, title, and interest of Diehl Rettig in the Note and the Rettig Warrant;

WHEREAS, the parties hereto desire to amend the terms of the Original Agreement, the Note, the Lampson Warrant, and the Rettig Warrant in accordance with the terms of this First Amendment;

NOW THEREFORE, in consideration of the recitals, the modifications made in this First Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.           Defined Terms.  Except as otherwise defined herein, all terms defined in the Original Agreement will have the same meaning herein.

2.           Amendment to the Note.  The last two sentence of paragraph 2 of the Original Agreement are hereby amended and restated in their entirety to read as follows:

“As of April 8, 2011, the unpaid principal balance due under the Note is $990,499.87 (“Unpaid Principal Balance”).  Notwithstanding anything in the Original Agreement or the Note to the contrary, the Unpaid Principal Balance is due and payable by the Company to the Lenders, as follows:

Commencing on May 8, 2011, and on the 8th day of each month thereafter, Borrower shall pay to the Lenders equal successive payments of principal in the amount of $82,541.65, plus interest accrued on the outstanding principal balance of the Note.  The entire unpaid principal balance of the Note and all accrued interest thereon is due and payable on April 8, 2012 (the “Maturity Date”).”

A First Amendment to Promissory Note of even date herewith, in substantially the form and substance as set forth in Exhibit “A” to this First Amendment (the “Note Amendment”), shall evidence the foregoing amendment to the Note.

3.           Amendment to Lampson Warrant and Rettig Warrant.  The second sentence of paragraph 4 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Warrants may be exercised during the period beginning six months from the date of issuance and ending May 8, 2012.”

Each of the Lampson Warrant and the Rettig Warrant are hereby amended to conform to the foregoing amendment.

3.           Full Force and Effect.  Except to the extent amended hereby, all of the terms, covenants, and conditions contained in the Original Agreement will remain in full force and effect, unabated and uninterrupted.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/Ben Naccarato
Ben Naccarato, CFO

(“PESI”)

/s/William N. Lampson
WILLIAM N. LAMPSON, an individual

(“Lampson”)

THE ESTATE OF DIEHL RETTIG, DECEASED

By:	/s/Anne Rettig, personal rep. of the estate
Anne Rettig, Personal Representative of the
Estate of Diehl Rettig

(the “Estate”)

(Lampson and the Estate are individually called
“Lender” and collectively called the “Lenders”)